Exhibit 3.2
CONCORD MEDICAL SERVICES HOLDINGS LIMITED
(the “Company”)
SECRETARY’S CERTIFICATE
The undersigned, being the Company Secretary of the Company, does hereby certify that the following is an extract of the resolutions passed by the written resolutions of all the shareholders of the Company on November 17, 2009 and such resolutions have not been modified:
ORDINARY RESOLUTIONS:
THAT each of the 3,795,719 authorized but unissued Ordinary Shares of US$0.01 par value each in the capital of the Company be and is hereby subdivided into 379,571,900 Ordinary Shares of US$0.0001 par value.
THAT each of the 704,281 issued Ordinary Shares of US$0.01 par value each in the capital of the Company be and is hereby subdivided into 70,428,100 Ordinary Shares of US$0.0001 par value.
SPECIAL RESOLUTIONS:
THAT Article 6 of the Articles of Association was replaced in its entirety with a new Article 6 as follows:
“The share capital of the Company is US$50,000.00 divided into 450,500,000 shares of which 450,000,000 are designated as Ordinary Shares of a nominal or par value of US$0.0001 each, 200,000 are designated as Series A Redeemable Convertible Preferred Shares of a nominal or par value of US$0.01 each and 300,000 are designated as Series B Redeemable Convertible Preferred Shares of a nominal or par value of US$0.01 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained; provided that, notwithstanding any provision to the contrary contained; provided that, notwithstanding any provision to the contrary contained in this Second Amended and Restated Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.”
THAT the reference to the par value of US$0.01 was amended to US$0.0001 in the definition of Ordinary Shares in the Articles of Association of the Company;
[Signature Page follows]

IN WITNESS WHEREOF, the undersigned Company Secretary certifies that the shareholders of the Company have executed these resolutions on November 17, 2009.

/s/ Shi Bo Tao
Name:	Shi Bo Tao
Title:	Company Secretary

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